Exhibit (14)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated December 28, 2021, July 28, 2022, and April 27, 2022, with respect to the financial statements and financial highlights of Nuveen Municipal Credit Income Fund, Nuveen Georgia Quality Municipal Income Fund, and Nuveen Ohio Quality Municipal Income Fund, as of October 31, 2021, May 31, 2022, and February 28, 2022, respectively, incorporated herein by reference, and to the references to our firm under the headings “Appointment of the Independent Registered Public Accounting Firm”, “Experts” and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Supplemental Financial Information and Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

December 16, 2022